Exhibit 99.1

               Williams Controls Board Approves Recapitalization

    PORTLAND, Ore., Aug. 30 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (OTC: WMCO) today announced that its board of directors has approved a restructuring of its capital structure. If approved by the company's shareholders, the proposal would result in the redemption of up to 98,114 shares of Williams' Series B preferred stock at $265 per share, the conversion of all outstanding shares of its Series A-1 preferred stock into common stock at the approximate rate of 152.8 common shares for each share of Series A-1 preferred, and the conversion of those shares of its Series B preferred stock not redeemed into common stock at the approximate rate of 212.2 common shares for each share of Series B preferred not redeemed. The redemption of the Series B preferred stock would be paid from available cash and the proceeds of a new credit facility being negotiated with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.

    The Series B preferred stock is carried on Williams' financial statements as a debt obligation. The restructuring would result in a shift of the company's debt from unsecured, Series B Preferred accruing non-cash dividends at a 15% compounded rate to secured, cash paying debt obligations at market interest rates. Overall, Williams' debt obligations will increase approximately $3 million due to the transaction.

    The restructuring is subject to completion of filings with the Securities and Exchange Commission and the availability of financing for the redemption of the Series B preferred stock as well as other customary closing conditions. The Williams Controls, Inc. shareholders must also approve the restructuring. A more detailed description of the proposed restructuring is described in a preliminary Schedule 14A that was filed today with the SEC.

    Gene Goodson, Chairman and CEO, stated, "When fully implemented, the restructuring will result in a significant simplification of Williams' capital structure and a reduction in the company's fully diluted shares outstanding." He concluded "Additionally, the proposal provides for the elimination of the contractual control of the board and dividend rights currently held by the Series B preferred stockholders and provides for a 50 per cent reduction in the management fees payable by Williams to the Series B shareholders."


    ABOUT WILLIAMS CONTROLS

    Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, you can find Williams Controls on the Internet at www.wmco.com.


    The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.



SOURCE  Williams Controls, Inc.
    -0-                             08/30/2004
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600/
    /Web site:  http://www.wmco.com /
    (WMCO)

CO:  Williams Controls, Inc.
ST:  Oregon
IN:  AUT OTC
SU:  RCN